Exhibit 99.2
Final Transcript
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ — Chairman & CEO
Ware Grove
CBIZ — CFO
CONFERENCE CALL PARTICIPANTS
Jim MacDonald
First Analysis — Analyst
Ross Nelson
TD Capital — Analyst
PRESENTATION.

Operator
Good morning, ladies and gentlemen and welcome to the CBIZ First Quarter 2007 Results Conference Call. (OPERATOR INSTRUCTIONS) Please note this conference is being recorded.
I would now like to turn the call over to Mr. Steven Gerard, Chairman and CEO. Mr. Gerard, you may begin.

Steven Gerard - CBIZ — Chairman & CEO
Thank you, and good morning everyone. Thank you for calling in to CBIZ’s first quarter 2007 conference call. Before I begin with my comments I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you do have questions you hold them until after the call, and we would be happy to address your questions at that time. This call is also being webcast and you can access it over our website at www.CBIZ.com.
You should have all received a copy of the press release we issued this morning. If you did not you can access it at our website or you can call our corporate office.
Finally, please remember that during the course of the call, we may make forward looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward looking statements are contained in our SEC filings, Form 10K and press releases. Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
Prior to the opening this morning we were pleased to release our first quarter operating results, which I can summarize by saying it was one of the best first quarters we’ve had, highlighted by the fact that our revenue increased by over 9%, and our earnings per share from continuing operations increased by almost 30% from $0.17 last year first quarter to $0.22 first quarter this year. What was particularly noteworthy in the first quarter was the fact that each one of our four significant business groups all reported growth in revenue over last year, and all reported margin improvement, or margin stability compared to last year. And included in the results were no large one time transactions of any type. So basically, the summary on the quarter was, the earnings and the growth came from our normal stable business which was part of our core business plan. With that, I’d like to turn it over to Ware to talk about the details.

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Ware Grove - CBIZ — CFO
Thank you, Steve. I want to take several minutes to run through the highlights and key issues behind the numbers we released earlier this morning with our first quarter 2007 results. Revenue in the first quarter was $183.2 million, which represents growth of $15.7 million, or 9.3% above the total revenue for the first quarter a year ago. Same unit revenue grew by $13.4 million, or by 8.0% over first quarter of a year ago, with each of our business segments recording same unit revenue growth in the first quarter. As we outlined in our release earlier today, this represents the 15th consecutive quarter that CBIZ same unit revenue has grown.
On a same unit basis, during the first quarter, the Financial Services group revenue grew by 8.7%, the Employee Services group grew by 8.8%, the Medical Management Professionals group revenue grew by 4.9%, and the National Practices revenue, which is primarily comprised of our Technology Services businesses, grew by 7.6%.
With respect to growth through acquisitions, during the first quarter 2007 revenue grew by $2.5 million, or by 1.5%, as a result of businesses that were acquired since the first quarter of a year ago. And then, as a result of the sale of a small office in the first quarter 2007, revenues declined by $220,000.
During the first quarter of 2007, CBIZ continued to actively repurchase shares of our common stock. We conducted open market repurchases, and we have utilized a 10b5-1 program to repurchase shares since March 15. As we have commented in the past, I want to remind you that our first priority for utilizing capital resources continues to be in strategic acquisitions. And we continue to devote resources toward building and managing a pipeline of potential acquisitions. It is reasonable to expect that CBIZ may successfully close additional acquisitions throughout 2007. However, we continue to be disciplined in our approach toward valuation and transaction terms with our potential acquisitions.
During the quarter ended March 31, 2007, CBIZ repurchased approximately 2.5 million shares at a cost of approximately $17.6 million. We have continued to actively repurchase shares since March 31, and since that time CBIZ has repurchased approximately 1.0 million shares at a cost of approximately $6.9 million through May 2. With this activity, our fully diluted share count at March 31, 2007, was approximately 68 million shares. You may remember that earlier this year in our outlook for 2007, we had commented that we expected our fully diluted share count to be within a range of 68 to 70 million shares for 2007. Considering this level of repurchase activity to date this year, we now expect the fully diluted share count for 2007 to be closer to 67 million shares for the full year.
Historically, CBIZ has used cash in the first quarter, primarily due to the seasonal nature of our Tax Advisory services. At year end 2006, there was no balance outstanding on our bank credit facility, and at March 31, 2007, the balance outstanding on this facility was $29.2 million. During the first quarter, borrowings on this credit facility were used to fund our seasonal working capital needs, and also provide funding for the share repurchase activity, which used approximately $17 million of cash, plus funding for acquisition related payments of approximately $9 million, primarily for businesses acquired in prior years.
Day sales outstanding on receivables at March 31, 2007 was 80 days, which is an improvement compared with 82 days at March 31 a year earlier. As I commented earlier, due to the seasonal nature of our Tax Advisory business the level of receivables tends to rise along with DSOs during the first quarter, and then will trend lower throughout the second and third quarters as these receivables get paid down. During the first quarter, our capital spending was $1.6 million and we continue to expect the level of capital spending of approximately $8 million each year.
In summary, we are very pleased to report our fifteenth consecutive quarter of same unit revenue growth. As we have done in recent years, we continue to achieve operating leverage by leveraging our top line revenue growth into a greater rate of growth in earnings and earnings per share. With a 9.3% growth in revenue in the first quarter, we achieved an 18.4% growth in operating income and a 14.8% growth in pre tax income from continuing operations compared with a year ago.
The margin on pretax income from continuing operations improved by 60 basis points in the first quarter, compared with the first quarter of a year ago. Achieving this level of operating leverage resulted in earnings per share from continuing operations of $0.22 per fully diluted share for the quarter ended March 31, 2007, compared with $0.17 earnings per share recorded in the first quarter 2006, which is an increase, as Steve outlined, of approximately 29% in earnings per share from continuing operations compared with the first quarter of a year ago.
To reiterate our outlook for 2007, we continue to forecast revenue growth in the range of 8% to 10%, with an increase in earnings per share from continuing operations of at least 20% over the $0.35 earnings per share recorded in 2006. To sum up then, we are very pleased with the results we achieved in the first quarter, and this performance in the first quarter places us well on our way to achieve these full year goals for 2007. And with those comments, I will wrap up and turn it back over to Steve.

Final Transcript
Steven Gerard - CBIZ — Chairman & CEO
Thank you, Ware. Let me make a number of other general comments. As we look out to the rest of this year, the economy that affects our client base, which is the small to mid market companies, seems to be strong. We’re seeing no significant decline across the board. Our clients are financially strong and are positive in their outlook. CBIZ did not close any [significant] acquisitions in the first quarter. As I had mentioned before, our acquisition pipeline is strong, it’s robust. I expect that we will close a number of transactions in 2007 but as Ware points out, we continue to be disciplined in our approach. The acquisitions need to be strategic, they need to be accretive, and we are not going to get caught up in any short term market hysteria causing us to overpay, given some of the multiples that we see in the business. With that, I’d like to open it up to questions from our shareholders and analysts.
QUESTION AND ANSWER

Operator
Thank you. We will now begin the question and answer session. (OPERATOR INSTRUCTIONS)
Thank you. Our first question comes from Jim MacDonald, from First Analysis. Please go ahead.

Jim MacDonald - First Analysis — Analyst
Great quarter, guys.

Steven Gerard - CBIZ — Chairman & CEO
Thanks, Jim.

Ware Grove - CBIZ — CFO
Thanks, Jim.

Jim MacDonald - First Analysis — Analyst
Can we talk about what you’re seeing in each of the major businesses? For example, what’s the impact of relaxed Sarbanes on the Financial Services business and maybe more specifics on any impact of the Medicare reimbursement drop on the MMP business?

Steven Gerard - CBIZ — Chairman & CEO
Sure. We are not seeing a significant impact on the relaxation of the Sarbanes. It was a relatively small part of our business before. The resources we had were actually being very successful in redeploying into internal audit and forensic accounting. So that’s not going to have a significant impact on us as it wasn’t a significant part of our business to begin with. And you might recall, we had a variable expense model to begin with, which was basically a few highly trained, very professional people and the rest of the work force was on a contract basis. So, it’s not going to impact us much.
The Medicare reimbursement changes, which became effective on January 1, will have some impact on the MMP business. 65% to 70% of MMP is radiology. Radiology took a big hit in their reimbursement, and I think that we have calculated that the impact — the Medicare part of our MMP business is about 20% of the of the radiology business, we’re talking about the impact of a couple million dollars in the worst case. Our belief is that the combination of margin improvement initiatives that we put in place in the beginning of the year to counteract it, as well as some potential acquisitions, will probably offset the impact in 2007.

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Jim MacDonald - First Analysis — Analyst
Do you think we’ve seen the full impact yet, so is it kind of growth from here in the number of procedures, and didn’t you also pick up a new client in the quarter?

Steven Gerard - CBIZ — Chairman & CEO
We picked up a big new client but that really didn’t impact us a lot because it sort of offset some clients that we had lost last year. We have not seen the impact yet in our first quarter results, because with Medicare, don’t forget, we get paid on collections. Collections are 30 to 60 days after procedures, so for the first couple months in the quarter we were really operating on the old numbers. I would expect the Medicare impact to affect us going forward somewhat, again offset by margin improvement initiatives that we put in place.

Jim MacDonald - First Analysis — Analyst
And then, switching gears a little bit to the Employee Services, what trends are you seeing there?

Steven Gerard - CBIZ — Chairman & CEO
We’re seeing strong business opportunities across the board. We’re seeing, as we predicted a year ago, that carriers who were adjusting commission or adjusting the bonus and override formulas on the commission base were going to take a look at that and figure out other ways of compensation. I think what we’re seeing pretty much across the board, is that we will not be dramatically negatively impacted by what is commonly termed the “Spitzer” issues. They’ve pretty much gone away, so we’re looking at 2007 and 2008 in the benefits business as business as usual, with whatever growth we can generate from the market.

Jim MacDonald - First Analysis — Analyst
And your customer cash balances went up a lot. Where did that come from?

Ware Grove - CBIZ — CFO
Jim, that’s primarily cash balances related to our payroll activities, so that as payroll clients fund the payroll, we capture that money for 2, 3, 4 days, perhaps longer in some cases. So it’s just reflective of the growth in that business.

Jim MacDonald - First Analysis — Analyst
That must be indicative that the business is growing pretty well there.

Ware Grove - CBIZ — CFO
It is, and you remember a couple years ago we talked about the payroll business pretty frequently, and put a lot of time and effort into building that platform, and we’re now seeing nice growth from that.

Jim MacDonald - First Analysis — Analyst
Okay, great. I’ll get back in queue. Thanks.

Operator
Thank you. Our next question comes from Ross Nelson, from TD Capital. Please go ahead.

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Ross Nelson - TD Capital — Analyst
Hi guys, great quarter. Can we switch and look at the balance sheet for a second? Can you talk about kind of what the normalized amount of accounts receivable will be as you go into the second and third quarter, and how much cash that might free up for, I guess, your subsequent repurchases? And then that kind of begs the question where are you off of that 5 million share buyback announcement that you made back in February? How much is left on that? And then that also begs the question, where are you willing to go on bank debt, assuming the stock stays in this range?

Ware Grove - CBIZ — CFO
Yes, Ross. In terms of the working capital, clearly receivables is the big variable. On a normalized, annual basis we would expect the DSOs on receivables to be closer to 70 days. It’ll peak in the first quarter because the way we calculate it is to take a trailing 12 month calculation on revenue, and then divide by the quarter end receivables. And given that receivables peak in the first quarter, they’ll then turn to cash in the second and third quarter and trend down lower to 70 days. So, if it’s up around $133 million now, you’ll see some reduction to get it back to the 70 day DSOs later in the year. That may generate, you know, $8 to $10 million off of that balance net from where it is today, just in the working capital component alone.

Steven Gerard - CBIZ — Chairman & CEO
Let me also comment on the rest of your question. The decision to continue to buy shares is a function first of our acquisition program, so that if the acquisitions step up we would probably buy less shares. It’s also a function of the stock price to make sure that everything we buy is accretive because as we’ve indicated before we will not buy shares if it’s not accretive. And, the authorization that the board approved is a requirement that they must have a set amount for a set period of time but quite frankly, if for some reason we were to acquire more shares than that, we would just go back and get another authorization. So I wouldn’t get too focused on the 5 million share number.

Ware Grove - CBIZ — CFO
Yes. And just to be specific, we’ve only used a million shares out of that 5 million share authorization. But as Steve commented, we would look at it from time to time, and the board has shown a lot of flexibility with us under the conditions that warrant further repurchases.

Ross Nelson - TD Capital — Analyst
Okay. Can you can you give a little bit more clarity on what your tolerance is for, I guess, levering up the bank debt? I mean, typically I know it’s been on the more conservative side, but, let’s pretend for a second that the stock stays at the 7 or low 7’s range, then you fall upon some interesting acquisitions that you can get at a pretty inexpensive EBITDA multiple. What, just for modeling different cases, do you think you can do? Because obviously the multiples in this case and in this sector have, especially in private equity land, increased dramatically, so I’m just trying to get a feel for what you view as an upside extreme leverage multiple?

Steven Gerard - CBIZ — Chairman & CEO
Well, we’ve said for a number of years that our comfort level is at about the 1.5 times EBITDA number, but that at any point in time we may be considerably above that either because we’re doing accretive acquisitions or because we have seasonality in our cash flow which requires us to fund the working capital going into the first and second quarters. So I don’t know that there’s an extreme number. We’d like to level back at the 1.5 over a long period of time but could it get to 2? It could get to 2. Could it get above 2? It could get above 2 if it was acquisition driven, where we were acquiring, at the same time, strong cash flow companies.

Ross Nelson - TD Capital — Analyst
Is that 1.5 gross, or net?

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Ware Grove - CBIZ — CFO
I’m not sure I understand your question, Ross.

Ross Nelson - TD Capital — Analyst
Net of cash? Or

Ware Grove - CBIZ — CFO
Well, not net of the client cash .

Ross Nelson - TD Capital — Analyst
No, net of your cash and equivalents and restricted cash.

Ware Grove - CBIZ — CFO
It would be net of cash and cash equivalents, not restricted cash which basically belongs to business purposes for clients. It’s pass-through cash.

Ross Nelson - TD Capital — Analyst
Okay, fair enough. Great quarter, guys. Thanks a lot.

Steven Gerard - CBIZ — Chairman & CEO
Thank you.

Ware Grove - CBIZ — CFO
Thanks, Ross.

Operator
We have a follow up from Jim MacDonald from First Analysis. Please go ahead.

Jim MacDonald - First Analysis — Analyst
Yes, just a couple of more technical things. G&A was up a bit this quarter. Could you talk a little bit more about that?

Ware Grove - CBIZ — CFO
Yes. On an annualized basis, Jim, you’ve seen us reduce G&A as a percentage of revenue so we’ve gotten nice operating leverage out of managing G&A increases at a slower rate than revenue. And we would expect that to continue for the full year. So I think last year for the full year of 2006, G&A was in at roughly 4.1% of revenues. I would expect it to be that, if not lower, for the full year 2007. Now in the first quarter you saw that back up just a little bit because of some legal expenses to come through that were somewhat unpredictable, that were higher than a year ago. And we also accrue some level of bonus and other incentive compensation that’s concurrent with the revenues. So it tends to be,

Final Transcript
first quarter, heavier than it is for the balance of the year. So there’s a slight increase in the first quarter. But for the full year, you should see leverage out of G&A.

Jim MacDonald - First Analysis — Analyst
Okay. And the tax rate was higher than it has been, how did you get there?

Steven Gerard - CBIZ — Chairman & CEO
Yes, Jim, I think for the full year we expect approximately a 40% effective tax rate, as we have in the past couple of years. We’re a tax payer in multiple states and it’s a pretty complex array of items that run through the effective tax rates. So we saw a slight bump in the first quarter up to roughly 40.9%, but that should trend back down to 40% for the full year.

Jim MacDonald - First Analysis — Analyst
Okay. Thanks very much, guys.

Operator
(OPERATOR INSTRUCTIONS)
Sir, we show no further questions at this time.

Steven Gerard - CBIZ — Chairman & CEO
That’s fine, thank you. Well, thank you everyone for dialing in. Thank you to our shareholders for their continued support and especially a thanks to our staff who are listening in. You worked hard, you had a great quarter and congratulations. I want to end by reiterating what Ware said earlier. We remain on track with the guidance that we gave in the last call for revenue growth in the 8% to 10% range, and earnings per share growth from continuing operations of at least 20% for 2007. So we’re off to a good start and again, thank you all for calling in.

Operator
Thank you. Ladies and gentlemen, this concludes the CBIZ first quarter 2007 results conference call. Thank you for participating and you may all disconnect. Have a great day.